Exhibit 10.1

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed or constitutes personal information. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of July 7, 2025 by and between Iovance Biotherapeutics, Inc., a Delaware corporation (the “Company”), and Corleen Roche (“Employee”) (either party individually, a “Party”; collectively, the “Parties”).

WHEREAS, the Company desires to employ Employee to serve in the position as set forth below;

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions of Employee’s employment by the Company and to address certain matters related to Employee’s employment with the Company;

WHEREAS, both the Company and the Employee have read and understood the terms and provisions set forth in this Agreement, and Employee acknowledges Employee has been afforded a reasonable opportunity to review this Agreement with Employee’s legal counsel to the extent desired;

NOW, THEREFORE, in consideration of the foregoing, the promises and obligations set forth below and for other good and valuable consideration, the receipt of which is hereby acknowledged by the Parties, the Company and Employee agree and intend to be legally bound, as follows:

1.Effective Date. Effective August 6, 2025 (the “Effective Date”), the Company hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth herein. The Employee has the right to withdraw her acceptance of the Agreement at any time prior to the Effective Date by delivering written notice to the Company.
2.	Position and Duties.
2.1Position. The Company agrees to employ Employee in the position of Chief Financial Officer reporting to the Chief Executive Officer. Employee shall have the duties and responsibilities as determined from time to time by the Company, including but not limited to the Chief Executive Officer. Employee shall perform faithfully and diligently such duties as are reasonable and customary for Employee’s position, as well as such other duties as the Company and/or Chief Executive Officer shall reasonably assign from time to time. Employee shall perform her duties in her home office in Ambler, PA, subject to customary travel as reasonably required.
2.2	Best Efforts/Full-Time.

2.2(a) Employee understands and agrees that Employee will faithfully devote Employee’s best efforts and substantially all of her time during business hours to the faithful and loyal performance of her job duties to the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity). Employee will abide by all policies duly adopted by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Employee will act in a manner that Employee reasonably believes to be in the best interest of the Company at all times. Employee further understands and agrees that Employee has a fiduciary duty of loyalty to the Company to the extent provided by applicable law and that Employee will take no action which materially harms the business, business interests, or reputation of the Company.

2.2(b) Employee agrees that she shall not, directly or indirectly, (i) engage

Exhibit 10.1

or participate in any outside activity that would, or may be perceived to, conflict with the best interests of the Company or Employee’s duties to the Company, or (ii) provide services to or invest in any corporation or entity that competes or intends to compete with the business of the Company.

2.2(c) Employee agrees that, during the term of this Agreement, Employee shall work exclusively for the Company. Consequently, Employee agrees to not accept employment, of any kind, from any person or entity other than the Company, and to not perform duties or render services to any person or entity other than the Company. Notwithstanding the foregoing, nothing herein shall prohibit Employee from (i) serving as a member of the board of directors of an entity engaged solely in charitable activities or community affairs, provided that, such activity shall be limited by Employee so as not to interfere with the performance of Employee’s duties and responsibilities hereunder; (ii) owning, as a passive investment, less than 1% of capital stock of any corporation listed on the national securities exchange or a publicly traded over-the-counter market; or (iii) engaging in any other manner of employment, consulting or other business activity with the written consent of the Company, the Chief Executive Officer, or as approved by the Company’s Board of Directors or a committee thereof (collectively, the “Board”). Employee may be permitted to serve on up to two (2) boards of directors of other for- profit organizations, provided that such directorships do not conflict or compete with the Company’s business or that her service in these directorships otherwise may harm the interests of the Company, subject to the foregoing conditions and obligations of this Agreement, including pre-approval by the Board.

3.At-Will Employment. Employee’s employment with the Company will be “at-will”. As a result, Employee is free to resign at any time, for any or no reason, as Employee deems appropriate. The Company will have a similar right and may terminate Employee’s employment at any time, with or without cause. Employee’s and the Company’s respective rights and obligations at the time of termination are outlined below in Section 6 of this Agreement.
4.	Compensation.
4.1Base Salary. As compensation for the performance of all duties to be performed by Employee hereunder, the Company shall pay to Employee a base salary of $600,000 per year, less applicable deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions, payable on a prorated basis as it is earned, in accordance with the normal payroll practices of the Company (the “Base Salary”).
4.2Signing Bonus. As a signing bonus, Employee shall receive a payment of $50,000 (subject to payroll taxes) (the “Signing Bonus Payment”). The payment of the Signing Bonus Payment will be paid on the Company’s first regular payroll date after the Effective Date. The Signing Bonus Payment shall be considered fully earned twenty-four (24) months following the Effective Date or, if applicable, the date on which Employee’s employment is terminated by the Company without Cause (as defined herein), due to death or disability, or by Employee for Good Reason (as defined herein) prior to twenty-four (24) months from the Effective Date. If Employee’s employment is terminated by the Company for Cause or by Employee without Good Reason (including by Employee’s resignation) prior to or on the date that is twenty-four (24) months from the Effective Date (the “Separation Date”), she shall, within ten (10) days after the Separation Date, repay to the Company some or all of the Signing Bonus Payment (before the deduction of any applicable taxes) in accordance with the table below based on her Separation Date.

Months from the Effective Date through the Separation Date	Portion of total value of Signing Bonus Payments repayable by Employee to Company
< 18 months	100%
18 months through 24 months	50%
> 24 months	0%

Exhibit 10.1

For avoidance of doubt, the Signing Bonus Payment is an advance only and shall not be deemed earned unless the foregoing requirements for the Signing Bonus Payment are satisfied.

4.3Equity Awards. As of the Effective Date, Employee shall receive (a) 300,000 stock options (“Options”) for purchase and (b) a grant of 150,000 restricted stock units (“RSUs”) collectively, the “Equity Awards”) pursuant to the Company’s 2018 Equity Plan (the “Equity Incentive Plan”). The Equity Awards shall be granted on the Effective Date (referred to as the “Date of Grant”). The stock options will have an exercise price equal to the closing trading price of the common stock on the Date of Grant. The Equity Awards shall be pursuant to the Company’s standard equity award documents and the Company’s Equity Inducement Plan then in effect. Provided that Employee is still employed with the Company on the following dates, (x) the foregoing Options and RSUs will vest in installments as follows: (i) one-third of the shares shall vest on one year anniversary of the Effective Date; and (ii) the remaining Equity Awards shall vest as to one-twelfth of the shares at the end of each quarter over the next two years, commencing with the first quarter following the first anniversary of the Effective Date. Upon the termination of Employee’s employment with the Company, except as provided herein, the unvested Equity Awards will be forfeited and returned to the Company.
4.4Incentive Compensation. Employee will be eligible to participate in the Company’s annual incentive compensation program (“Incentive Plan”) applicable to executive employees, as approved by the Board (the year in which the program is implemented, the “Plan Year”), such participation to begin on the Effective Date. The Incentive Compensation shall be paid in accordance with the terms and conditions outlined in the Incentive Plan and based upon the achievement of certain goals, objectives, and other metrics as decided by the Board. The target potential amount payable to Employee under the Incentive Plan, if earned, shall be 45% (“Target Bonus”) of Employee’s Base Salary earned during the applicable calendar year. Compensation under the Incentive Plan (“Incentive Compensation”) will be conditioned on the satisfaction of individual and Company objectives, as established in writing by the Company. No Incentive Compensation will be payable to Employee to the extent Employee is not employed on the Incentive Compensation payment date. The payment of any Incentive Compensation pursuant to this Section 4.4 is in the sole discretion of the Board, in accordance with the Incentive Plan, and shall be made in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions. Employee will be eligible for Incentive Compensation for 2025, the first partial year of her employment with the Company, and such Incentive Compensation shall not be prorated for the duration of her employment during 2025.
4.5Performance Review. The Company will periodically review Employee’s performance on no less than an annual basis and may increase (but not decrease) Employee’s salary or other compensation, as it deems appropriate in its sole and absolute discretion and with any necessary Board approval requirements.
4.6Customary Fringe Benefits. Employee understands and agrees that certain employee benefits may be provided to the Employee by the Company incident to the Employee's employment. Employee will be eligible for all customary and usual fringe benefits generally available to executive employees and all other employees of the Company subject to the terms and conditions of the Company’s benefit plan documents. Employee understands and agrees that any employee benefits provided to the Employee by the Company incident to the Employee's employment (other than Base Salary, Incentive Compensation and any applicable Severance Payment) are provided solely at the discretion of the Company and may be modified, suspended

Exhibit 10.1

or revoked at any time, without notice or the consent of the Employee, unless otherwise provided by law. Moreover, to the extent that these benefits are provided pursuant to policies or plan documents adopted by the Company, Employee acknowledges and agrees that these benefits shall be governed by the applicable employment policies or plan documents. The benefits to be provided to Employee shall include group health insurances and participation in a 401(k) plan. Employee will be eligible to receive paid time off benefits in the form of six (6) weeks of paid vacation, plus sick days and holidays. The amount, eligibility and extent of these benefits shall be governed by the Company’s applicable policy documented in the Employee Handbook in effect and as amended from time to time and in compliance with applicable law.

4.7Business Expenses. Employee will be reimbursed for all reasonable and necessary out- of-pocket business expenses incurred in the performance of Employee’s duties on behalf of the Company, including travel-related expenses. To obtain reimbursement, Employee shall provide the Company with reasonable documentation and receipts establishing the amount and nature of such expenses. Employee shall comply with such reasonable budget limitations and pre-approval, approval, and reporting requirements with respect to expenses as the Company may establish from time to time.
4.8Indemnification/D&O Insurance. During her employment and for so long thereafter as Employee may reasonably be subject to any claim or liability arising from or relating to her employment with the Company or its affiliates, the Company shall (a) indemnify, defend and hold Employee harmless to the full extent provided in Article IX of the Company’s Bylaws and

(b) maintain, at its sole expense, director and officer liability insurance covering Employee in Employee’s capacity as an officer or employee of the Company or its affiliates.

5.Confidentiality and Proprietary Agreement. Employee agrees to abide by the Company’s Employee Proprietary Information and Inventions Agreement (the “EPIIA”), which Employee has signed and is incorporated herein by reference.
6.	Termination of Employee’s Employment.
6.1Termination for Cause by the Company. The Company may terminate Employee’s employment immediately at any time and without notice for “Cause.” For purposes of this Agreement, “Cause” shall mean (i) a material breach by Employee of this Agreement or the EPIIA; (ii) the death of Employee or her disability resulting in her inability to perform her reasonable duties assigned hereunder for a period of 180 days; (iii) Employee’s theft, dishonesty, or falsification of any Company documents or records; (iv) Employee’s improper use or disclosure of the Company’s confidential or proprietary information; (v) Employee’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs Employee’s ability to perform her duties hereunder or which in the Board’s judgment may materially damage the business or reputation of the Company; (vi) Employee’s failure or refusal to comply with reasonable and lawful Company policies and procedures; or (vii) Employee’s failure and/or inability to comply with or meet the requirements of any performance improvement plan reasonably provided to Employee by the Chief Executive Officer and/or the Board; provided, however, that prior to termination for cause arising under clause (i), Employee shall have a period of ten days after written notice from the Company to cure the event or grounds constituting such cause. Any notice of termination provided by Company to Employee under this Section 6.1 shall identify the events or conduct constituting the grounds for termination with sufficient specificity so as to enable Employee to take steps to cure, if curable, the same if such default is a material breach by Employee of this Agreement or the EPIIA. In the event Employee’s employment is terminated in accordance with this Section 6.1, Employee shall be entitled to receive only the Base Salary, prorated to the date of termination. All other obligations of the Company to Employee pursuant to this Agreement will be automatically terminated and completely extinguished.

Exhibit 10.1

6.2Termination Without Cause by the Company/Separation Package. The Company may terminate Employee’s employment under this Agreement without Cause (as defined in Section 6.1 above) at any time on thirty (30) days’ advance written notice to Employee. In the event of such termination, Employee will receive Employee’s Base Salary through the date of termination. Upon such termination of employment without Cause, Employee will be eligible to receive a “Severance Payment” equivalent to (a) twelve (12) months of Employee’s then Base Salary, (b) an annual Target Bonus pursuant to Section 4.4 subject to a pro-rata reduction according to the duration of employment in the calendar year of the termination, each of (a) and (b) payable in full within thirty (30) days after termination, and (c) immediate vesting of any unvested portion of the Equity Awards; provided that Employee first satisfies the Severance Conditions. For purposes of this Agreement, the “Severance Conditions” are defined as (1) Employee’s execution and non-revocation of a full general release, and such release has become effective in accordance with its terms prior to the 30th day following the termination date; and (2) Employee’s reaffirmation of Employee’s commitment to comply, and actual compliance, with all surviving provisions of this Agreement, as well as any other agreements concerning her employment with and separation from employment, including without limitation, and confidentiality and proprietary information agreements. Following payment of the Severance Payment, Base Salary and pro-rated Target Bonus, and any benefits required to be paid in accordance with applicable benefit plans through the date of termination, all other obligations of the Company to Employee pursuant to this Agreement will be automatically terminated and completely extinguished.
6.3Termination Upon a Change of Control. For purposes of this Agreement, “Change of Control” shall mean: (1) a merger or consolidation or the sale or exchange by the stockholders of the Company of capital stock of the Company, where the stockholders of the Company immediately before such transaction do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the surviving or acquiring corporation or other surviving or acquiring entity, in substantially the same proportion as before such transaction; (2) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; or (3) the sale or exchange of all or substantially all of the Company’s assets (other than a sale or transfer to a subsidiary of the Company as defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”)), where the stockholders of the Company immediately before such sale or exchange do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the corporation or other entity acquiring the Company’s assets, in substantially the same proportion as before such transaction; provided, however, that a Change of Control shall not be deemed to have occurred pursuant to any transaction or series of transactions relating to a public or private financing or refinancing, the principal purpose of which is to raise money for the Company’s working capital or capital expenditures and which does not result in a change in a majority of the members of the Board. If, upon the consummation of a Change of Control, the Employee’s employment is terminated by the Company for any reason other than Cause, then the Employee shall be entitled to receive the following compensation, provided that Employee first satisfies the Severance Conditions: (i) a payment equal to eighteen (18) months of Employee’s then Base Salary, (ii) a payment equal to an annual Target Bonus pursuant to Section 4.4, and (iii) any then unvested equity awards (including the Equity Awards) granted to Employee by the Company to the extent then outstanding at the time of such termination will become fully vested on the last day of Employee’s employment with the Company, and Employee shall have three months from the date of termination within which to exercise her vested equity. Following payment of the Severance Payment, Base Salary, and any benefits required to be paid in accordance with applicable benefit plans through the date of termination, all other obligations of the Company to Employee pursuant to this Agreement will be automatically terminated and completely extinguished.

Exhibit 10.1

6.4Resignation. Employee shall have the right to terminate this Agreement at any time, for any reason, by providing the Company with thirty (30) days written notice, provided, however, that subsequent to Employee’s resignation, Employee shall be required to comply with all surviving provisions of this Agreement. Employee shall not be entitled to any Severance Pay. Employee will only be entitled to receive Employee’s Base Salary earned up to the date of termination. Notwithstanding the foregoing, Employee has the right to terminate Employee’s employment for “Good Reason” due to occurrence of any of the following: (i) a material adverse change in Employee’s title, duties or responsibilities; (ii) any material reduction by the Company of, or any failure by the Company to pay, the Base Salary or the percentage of non-discretionary Incentive Compensation which Employee may be eligible to earn pursuant to Section 4.4; or (iii) a Change of Control occurs in which the Company is not the surviving entity and the surviving entity fails to offer Employee an executive position at a compensation level at least equal to Employee’s then compensation level under this Agreement, provided, however, that the actions in (i) through (iii) above will not be considered Good Reason unless Employee describes the basis for the occurrence of the Good Reason event in reasonable detail in a written notice provided to the Company within ninety (90) days of Employee’s knowledge of the actions giving rise to the Good Reason, the Company has failed to cure such actions within thirty (30) days of receiving such written notice, and Employee terminates employment for Good Reason not later than thirty (30) days following the last day of the applicable cure period. In the event that Employee terminates her employment for Good Reason, then Employee shall be entitled to receive the Base Salary, Target Bonus, and Severance Payment as if Employee were terminated by the Company without Cause under Section 6.2, or in the case of a Change in Control, under Section 6.3, subject to Employee’s compliance with all of the Severance Conditions.
6.5	Application of Section 409A.

6.5(a) Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations. To the extent any amounts payable under this Agreement upon Employee’s separation from service are treated as a deferral of compensation subject to Section 409A of the Code and the period during which Employee may review and execute a release of claims begins in one taxable year and ends in a subsequent taxable year, such amounts will not be paid or commence until the second taxable year.

6.5(b) The Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Agreement.

6.5(c) Furthermore, to the extent that Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Employee’s separation from service shall be paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment

Exhibit 10.1

Date will be accumulated and paid on the Delayed Payment Date.

6.5(d) Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (ii) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

6.5(e) For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

7.	Employment and Post-Employment Covenants.
7.1Non-Disparagement. Employee agrees, at all times following the Effective Date, not to, directly or indirectly, on her behalf or on behalf of any other person or entity, (a) take any action which is intended, or could reasonably be expected, to harm, disparage, defame, slander, or lead to unwanted or unfavorable publicity for the Company, its subsidiaries or any of their respective affiliates, or its or their respective equity holders, directors, officers, members, managers, partners, employees, representatives or agents, or otherwise take any action which could reasonably be expected to detrimentally affect the reputation, image, relationships or public view of any such person or entity or (b) attempt to do any of the foregoing, or assist, entice, induce or encourage any other person or entity to do or attempt to do any activity which, were it done by Employee, would violate any provision of this Section 7.1; provided, however, that Employee shall not be prohibited by this Section 7.1 from making truthful statements (i) when required by order of a court or other body of competent jurisdiction or as required by law or (ii) solely within the context of seeking judicial enforcement of legal or contractual rights against a person or entity.
7.2Remedies. The Employee (a) acknowledges that her failure to comply with any requirement of Section 7.1 of this Agreement will cause the Company irreparable harm and that a remedy at law for such a failure would be an inadequate remedy; and (b) consents to the Company's obtaining from a court having jurisdiction specific performance, an injunction, a restraining order or any other equitable relief in order to enforce any such provision. The right to obtain such equitable relief shall be in addition to, and not in lieu of, any other remedy to which the Company is entitled under applicable law (including, but not limited to, monetary damages).
8.	General Provisions.
8.1Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.
8.2Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision or prevent that party thereafter from enforcing each and every other provision of this Agreement.
8.3Attorney’s Fees. In the event of any dispute or claim relating to or arising out of Employee’s employment relationship with Company, this Agreement, or the termination of Employee’s employment with Company for any reason, the prevailing party in any such dispute or claim shall be entitled to recover its reasonable attorney’s fees and costs.

Exhibit 10.1

8.4Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
8.5Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Employee has participated in the negotiation of the terms of this Agreement. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
8.6Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the internal laws of the Commonwealth of Pennsylvania.
8.7Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy, facsimile transmission, or electronic transmission such as e-mail, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below each party’s signature, or such other address as either party may specify in writing.
8.8Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Employee and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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Exhibit 10.1

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS SHOWN BELOW.

EMPLOYEE:

Corleen Roche

/s/ Corleen Roche

[***]

COMPANY:

Iovance Biotherapeutics, Inc.

By: /s/ Frederick Vogt

Name: Frederick Vogt, Ph.D., J.D.

Title:Interim Chief Executive Officer and President, and General Counsel

825 Industrial Road, Suite 100

San Carlos, California 94070